Exhibit 99.1

API Technologies Announces Repayment of Term Loan and Entry into New Credit Agreements

ORLANDO, FL– (Business Wire) – February 7, 2013 –API Technologies Corp. (NASDAQ:ATNY) (“API” or the “Company”), a trusted provider of RF/microwave, microelectronics, and security solutions for critical and high-reliability applications, today announced that it has entered into a credit agreement with Guggenheim Corporate Funding, LLC, as administrative agent, that provides for a $165 million term loan facility. Additionally, the Company has entered into a separate agreement for a $50 million revolving borrowing base credit facility with Wells Fargo Bank, National Association, as administrative agent, upon which the Company drew $29.4 million at closing. Proceeds from these two facilities were used to pay in full the Company’s existing credit facility, certain indebtedness in the United Kingdom, and to pay fees, costs and expenses associated with the refinancing.

Bel Lazar, President and Chief Executive Officer of API Technologies said: “We are pleased to announce the repayment of our original term loan and the entry into a new credit facility led by our largest lender, Guggenheim. We appreciate Guggenheim’s continued support of our growth plan as we continue our review of strategic options.”

Additional details of the refinancing will be included in a Current Report on Form 8-K to be filed by the Company with the SEC.

About API Technologies Corp.

API Technologies designs, develops and manufactures electronic systems, subsystems, RF and secure solutions for technically demanding defense, aerospace and commercial applications. API Technologies’ customers include many leading Fortune 500 companies. API Technologies trades on the NASDAQ under the symbol ATNY. For further information, please visit the Company website at www.apitech.com.

Safe Harbor for Forward-Looking Statements

Except for statements of historical fact, the information presented herein constitutes forward-looking statements. All forward-looking statements are subject to certain risks, uncertainties and assumptions which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties, which are more fully described in the Company’s Annual and Quarterly Reports filed with the Securities and Exchange Commission, include but are not limited to, general economic and business conditions, government regulations, our ability to integrate and consolidate our operations, our ability to expand our operations in both new and existing markets, and the effect of growth on our infrastructure. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated. All information in this release is as of the date hereof. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations. Except as required by law, the Company assumes no obligation to update or revise any forward-looking statements in this press release, whether as a result of new information, future events, or otherwise.

Investor Relations Contact:

Phil Rehkemper

EVP & Chief Financial Officer

+1 855-294-3800

investors@apitech.com

Tara Flynn Condon

Vice President, Corporate Marketing& Investor Relations

+1 908-546-3903

media@apitech.com